Exhibit 10.61
AMENDMENT NUMBER TWO TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
     This Amendment Number Two to Amended and Restated Loan and Security Agreement (“Amendment”) is entered into as of November 21, 2005, by and between COMERICA BANK (“Bank”) and ASYST TECHNOLOGIES, INC., a California corporation (“Borrower”), in light of the following:
     A. Borrower and Bank have previously entered into that certain Amended and Restated Loan and Security Agreement, dated as of May 15, 2004 (as amended from time to time, the “Loan Agreement”).
     B. In connection with the Loan Agreement, Borrower and Bank have entered into various other agreements (such agreements, together with the Loan Agreement, are collectively referred to herein as the “Loan Documents”).
     C. Borrower and Bank desire to amend certain terms of the Loan Agreement as provided for and on the conditions set forth in this Amendment.
     NOW, THEREFORE, Borrower and Bank hereby amend and supplement the Loan Agreement as follows:
1. DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Loan Agreement, unless otherwise specifically defined herein.
2. AMENDMENTS.
     (a) Section 2.1(b)(i) of the Loan Agreement is hereby amended to read as follows:
     (i) Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base, less any amounts outstanding under the Letter of Credit Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Advances shall be in a minimum amount of $1,000,000 each and integral multiples of $50,000 in excess of the amount; provided that no more than five LIBOR Rate Advances shall be outstanding at any time. Borrower may prepay any Advances without penalty or premium other than LIBOR Funding Losses. Borrower shall indemnify, defend, and hold Bank harmless against any loss, reasonable cost, or reasonable expense incurred by Bank as a result of (a) the payment of any principal of any LIBOR Rate Advance other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), or (b) the failure to borrow, continue or repay any LIBOR Rate Advance on the date specified in any Payment/Advance notice provided pursuant to subsection (ii) below (other than a default by Bank).
     (b) Section 2.1(b) of the Loan Agreement is hereby amended to add a subsection (iii) to read as follows:
     (iii) Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line; and provided, further, however, that the term of each Letter of Credit shall not exceed one year but may have “evergreen” renewal provisions. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement. Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit.
     (c) Section 2.1(b) of the Loan Agreement is hereby amended to add a subsection (iv) to read as follows:
     (iv) Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Letters of Credit by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit are outstanding or continue.

     (d) Section 9.1 of the Loan Agreement is hereby amended to add a new subsection (b) to read as follows, and existing subsections (b) – (i) are each renumbered to (c) – (j), respectively:
     (b) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;
     (e) The definition of “Committed Revolving Line” set forth in Exhibit A to the Loan Agreement is hereby amended to read as follows:
     “Committed Revolving Line” means a credit extension of up to $40,000,000 (inclusive of any amounts outstanding under the Letter of Credit Sublimit), determined as follows: the amount of the Committed Revolving Line shall equal the sum of $25,000,000 plus the positive difference, if any, of (a) $65,000,000, less (b) the aggregate funded and available Indebtedness of Borrower’s Subsidiary Asyst Shinko, Inc.
     (f) Exhibit A to the Loan Agreement is hereby amended to add thereto definitions of “Letter of Credit” and “Letter of Credit Sublimit” as follows:
“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request in accordance with Section 2.1(b)(iii).
“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed $2,000,000.
     (g) Section 11 of the Loan Agreement is hereby amended to read as follows:
     11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER
     11.1 This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.
     11.2 JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE

OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY RELATED LOAN DOCUMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.
     11.3 JUDICIAL REFERENCE PROVISION.
     (a) In the event the Jury Trial Waiver set forth in Section 11.2 is not enforceable, the parties elect to proceed under this Judicial Reference Provision.
     (b) With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or other Loan Document or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).
     (c) The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.
     (d) The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).
     (e) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.
     (f) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
     (g) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.
     (h) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
     (i) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.
     (j) THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR OTHER LOAN DOCUMENTS OR THE OTHER COMERICA DOCUMENTS.
3. REPRESENTATIONS AND WARRANTIES. Borrower hereby affirms to Bank that all of Borrower’s representations and warranties set forth in the Loan Agreement are true, complete and accurate in all material respects as of the date hereof (after giving effect to the waiver amendments provided herein).
4. NO DEFAULTS. Borrower hereby affirms to Bank that no Event of Default has occurred and is continuing as of the date hereof (after giving effect to the waiver amendments provided herein).
5. CONDITION PRECEDENT. The effectiveness of this Amendment is expressly conditioned upon the receipt by Bank of an executed copy of this Amendment.
6. COSTS AND EXPENSES. Borrower shall pay to Bank all of Bank’s out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.
7. LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Loan Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the Loan Agreement, as amended and supplemented hereby, shall remain in full force and effect.
8. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

COMERICA BANK

By:	/s/ Stephanie Karic

Title:	Vice President

ASYST TECHNOLOGIES, INC., a California corporation

By:	/s/ Stephen S. Schwartz

Stephen S. Schwartz
Title:	Chief Executive Officer, President

By:	/s/ Robert J. Nikl

Robert J. Nikl
Title:	Chief Financial Officer, Senior Vice President